Investment Community                                          Media
Mike Anderegg, CFA                                            Ken Montgomery
408-918-6182                                                  408-918-6120


 SECURE COMPUTING RECEIVES $16 MILLION EQUITY INVESTMENT LED BY AN AFFILIATE OF
                           CREDIT SUISSE FIRST BOSTON

JUNE 30, 1998 -- SAN JOSE, CA-- Secure Computing Corporation (NASDAQ: SCUR) today announced that it has completed a $16 million convertible preferred private placement with two investors led by an affiliate of Credit Suisse First Boston (CSFB) and including affiliates of Castle Creek Partners, a Chicago-based private investment partnership specializing in technology investments. Under the terms of the agreement, Secure Computing sold 16,000 shares of newly designated Series C Convertible Preferred Stock for an aggregate of $16 million. PaineWebber Incorporated served as the Company's placement agent on this transaction.

The Series C Convertible Preferred Stock is convertible into shares of Common Stock six months after issuance and will automatically convert into Common Stock three years after the date of its issuance by Secure. Each share of Series C Convertible Preferred Stock is convertible into Common Stock at a per share price equal to either A) a fixed conversion price set in six months, or, B) a variable conversion price based upon market prices prior to conversion. The Series C Preferred stock pays no dividend and has 10% warrant coverage.

"This financing enhances our financial flexibility and greatly strengthens our balance sheet, positioning us to more fully pursue strong growth opportunities." said Senior Vice President of Operations and CFO Tim McGurran.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.




ABOUT SECURE COMPUTING
Headquartered in San Jose, CA, Secure Computing Corporation provides a trusted, comprehensive offering of interoperable, standards-based products for end-to-end network security solutions including firewalls, Web filtering, identification, authentication, authorization, encryption, extranet technologies and professional services. Secure Computing has a worldwide presence in financial services, telecom, aerospace, manufacturing, and hi-tech industries, ranging from Fortune 1000 companies to service providers and government agencies. More information is available over the Internet at www.securecomputing.com or by calling: in the U.S. 800-379-4944 or 408-918-6100; in Europe +44-1753-826000; in
Asia/Pacific +61-2-9844-5440.